Exhibit 10.21

Directors’ Compensation Policy

Overview:

The Board of Directors of Premier, Inc. (“Premier”) has approved the following Director Compensation Policy (“Policy”) to provide an inducement to attract and retain the services of qualified persons to serve as directors.

Objectives:

This Policy is designed to achieve the following key objectives:

•                  Align the interests of the non-employee directors (as defined below) and stockholders;

•                  Support overall organizational objectives and encourage the creation of stockholder value;

•                  Attract and retain high quality talent;

•                  Reflect the broad spectrum of talent and diverse sources of market data;

•                  Target median competitive pay levels; and

•                  Be simple to understand and administer.

Eligibility

This Policy shall apply to each director of the Board of Directors of Premier, Inc. (the “Board”) who is not an employee of, or compensated consultant to, Premier or any of its Affiliates (a “non-employee director”).  Employees of Premier, Inc., Premier Healthcare Solutions, Inc., Premier Supply Chain Improvement, Inc. or their respective affiliates are not eligible to receive payments under this Policy.

Director Compensation:

Each non-employee director shall be compensated based on status as either a Member Director or an Outside Director.  A “Member Director” for purposes of this Policy is a non-employee director who is employed by a Premier shareholder hospital or health system or by a group of hospitals participating in Premier’s group purchasing program.  An “Outside Director” for purposes of this Policy is a non-employee director who is not a Member Director.

The table on the following page sets forth the compensation levels for Outside Directors and Member Directors.

Compensation Element	Outside Directors	Member Directors
Annual Board Cash Retainer	$80,000	—
Annual Equity Award (Restricted Stock Units)	$100,000	—
Board In-Person Meeting Fee (per meeting)	—	$10,000
Board Telephonic Meeting Fee (per meeting)	—	$1,000
Ad Hoc Meeting Fee (per meeting)*	$1,000	$1,000
Committee Meeting Fee (per meeting)	$1,500	$1,500
Additional Audit Committee Chair Retainer	$15,000	$15,000
Additional Compensation Committee Chair Retainer	$15,000	$15,000
Additional Nominating and Governance Committee Chair Retainer	$7,500	$7,500
Additional Member Agreement Review Committee Chair Retainer	$7,500	—
Additional Finance Committee Chair Retainer	$7,500	$7,500
Short-term Ad Hoc Committee Chair Retainer	$5,000	$5,000
Additional Board Chair Annual Cash Retainer	$60,000	$60,000

* Ad Hoc meetings with the directors.  Payment of $1,000 will be made for participation in any ad hoc meetings with Board members to discuss Board matters that are at least one hour in time and are in addition to standard preparation meetings or calls with the Board Chair or a committee chair.

Equity Grants

Each Outside Director shall be granted under Premier’s 2013 Equity Incentive Plan or any successor plan (the “Equity Plan”) restricted stock units (“RSUs”) for shares of Premier’s Class A common stock each year at the annual meeting of the Board following Premier’s annual meeting of stockholders beginning in calendar year 2014. The number of shares subject to the RSUs shall be determined based on the closing price of a share as of the grant date.  The RSUs shall vest one year from the date of grant, subject to the Outside Directors continued service on the Board. The grants shall vest in full immediately upon a Change in Control (as defined in the Equity Plan).  Equity grants under this Policy are subject to the Premier, Inc. Stock Ownership Guidelines.

Payment Term for Cash Fees and Retainer

Cash payments to non-employee directors shall be paid quarterly in arrears as of the last day of each fiscal quarter. Committee cash fees shall commence effective as of the date of the IPO.  An Outside Director shall receive his or her cash compensation after first being elected or appointed to the Board on a pro-rated basis during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service.

Expense Reimbursement

Upon presentation of documentation of such expenses reasonably satisfactory to Premier, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board.  Each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with Premier’s management. Each non-employee director shall abide by Premier’s travel and other policies applicable to company personnel.

Additional Services

On occasion, short-term ad hoc committees may be formed to address a particular oversight need. In the event that an ad-hoc committee is formed, the committee chair would be paid an annual retainer of $5,000 and committee members would be paid on a per meeting basis similar to other committees.

The Board has the authority to provide additional compensation to directors for ad hoc requests that require a substantial amount of time and/or work. These would be compensated similar to ad hoc meetings at $1,000 per meeting, but not to exceed $8,000 for the duration of the specific event.

Additional Compensation

On an annual basis, each non-employee director will have the ability to direct an amount of $250 to his or her selected not-for-profit organization during the holiday season in lieu of receipt of a holiday gift from Premier, Inc.

Policy Review / Amendments

The Compensation Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.  This Policy may only be amended by the Board.

The Board of Directors of Premier, Inc. approved the Directors’ Compensation Policy on September 6, 2013.